UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2005

GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	0-22083 (Commission File No.)	84-1116894 (I.R.S. Employer Identification No.)

12600 West Colfax, Suite C-420, Lakewood, Colorado         80215
(Address of principal executive offices)                            (Zip Code)

(303) 238-2000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06    Material Impairment.

The information in this Form 8-K (including the exhibit hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On December 19, 2005, Global Med Technologies, Inc. (the “Company”) issued a press release announcing the impairment of certain assets and the acceleration of vesting on certain outstanding options. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Management determined that certain assets in the amount of $1.569 million needed to be fully reserved for because they were impaired. In addition, on December 16, 2005, the Company elected to accelerate the vesting on certain employee options that were to vest in 2006 and 2007. As a result of this accelerated vesting, the Company anticipates recognizing approximately $520 thousand in compensation expense during the fourth quarter. The decision to accelerate the vesting was done in order to reward the Company’s existing employees for their loyalty and hard work. In the event these options are exercised, this will result in additional cash for the Company. In addition, by accelerating the vesting on these options in 2005, the Company will be expensing these options under the rules in effect when these options were granted versus the accounting rules that are slated to go into effect in 2006. The expenses associated with the posting of these reserves would be recognized in the fourth quarter ended December 31, 2005 and will total approximately $2.1 million. The press release below provides additional details on the impairment of these assets.

Item 9.01.    Financial Statements and Exhibits.

        (c)   The following exhibits are furnished herewith:

99.1	Press release dated December 19, 2005 related to the write-off of certain assets and acceleration of option vesting.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL MED TECHNOLOGIES, INC. By: /s/ Michael I. Ruxin, M.D. Michael I. Ruxin, M.D. Chairman and Chief Executive Officer

Date: December 19, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 19, 2005 related to the write-off of certain assets and acceleration of option vesting.